Exhibit 99

FAMILY DOLLAR CONTACT(S):

Kiley F. Rawlins, CFA

(704) 849-7496

krawlins@familydollar.com

Josh Braverman

(704) 814-3447

jbraverman@familydollar.com

TRIAN FUND MANAGEMENT, L.P. CONTACT:

Anne Tarbell

(212) 451-3030

atarbell@trianpartners.com

FAMILY DOLLAR APPOINTS EDWARD GARDEN OF TRIAN PARTNERS TO BOARD OF DIRECTORS

MATTHEWS, NC, September 29, 2011 – Family Dollar Stores, Inc. (NYSE: FDO) and Trian Fund Management, L.P. (“Trian Partners”) today announced that Family Dollar Stores, Inc. has appointed Edward P. Garden, Chief Investment Officer and a founding partner of Trian Partners, as a director, effective immediately. With the addition of Mr. Garden, Family Dollar’s Board will be expanded to eleven directors.

“We are firmly committed to enhancing value for all Family Dollar stockholders and have always welcomed open dialogue with our shareholders,” said Howard Levine, Chairman and CEO of Family Dollar. “We are pleased to appoint Ed Garden to the Family Dollar Board and look forward to working closely with him. Ed brings to Family Dollar the perspective of a major stockholder and years of experience investing in and working with consumer related companies. His expertise will be valuable to the Company as we continue to drive growth and further strengthen our business.”

“Family Dollar’s continued strong performance, as evidenced by our recently reported fourth quarter and full-year 2011 results, is a testament to the strength of our strategic plan,” continued Mr. Levine. “We are committed to continuing to provide customers with value and convenience while making impactful investments to improve the shopping experience in our stores and our profitability.”

Ed Garden commented, “Family Dollar is a great company with great potential. Over the past year, Trian Partners has been engaged in constructive dialogue with Howard Levine and other members of the Family Dollar management team. We share their view that the strategic initiatives Family Dollar has implemented have significantly improved the Company’s operating performance and future financial prospects. I look forward to contributing as a Board member and working closely and constructively with the management team and my fellow directors to help advance our shared goal of enhancing value for all Family Dollar stockholders.”

Edward Garden, 50, is the Chief Investment Officer and a founding partner of Trian Partners. In addition, Mr. Garden is a member of the board of directors of The Wendy’s Company (formerly known as Wendy’s/Arby’s Group, Inc. and prior to that Triarc Companies, Inc. (“Triarc”)). He served as Vice Chairman and a director of Triarc from December 2004 through June 2007 and Executive Vice President from August 2003 until December 2004. Prior thereto, Mr. Garden was a Managing Director of Credit Suisse First Boston.

In connection with the appointment of Mr. Garden to the Family Dollar Board, the Company entered into an agreement with Trian Partners and certain of its affiliates. The complete agreement will be included as an exhibit to the Company’s Current Report on Form 8-K to be filed today with the Securities and Exchange Commission.

Cautionary Statements

Certain statements contained in this press release are “forward-looking statements” that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address certain plans, activities or events which the Company expects will or may occur in the future and relate to, among other things, the state of the economy, the Company’s investment and financing plans, net sales, comparable store sales, cost of sales, SG&A expenses, earnings per diluted share, dividends and share repurchases. Various risks, uncertainties and other factors could cause actual results to differ materially from those expressed in any forward-looking statement. Consequently, all of the forward-looking statements made by the Company in this and in other documents or statements are qualified by factors, risks and uncertainties, including, but not limited to, those set forth under the headings titled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission up to the date of this release.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company does not undertake to update or revise these forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized, except as may be required by law.

About Family Dollar Stores, Inc.

For more than 50 years, Family Dollar has been providing value and convenience to customers in easy-to-shop neighborhood locations. Family Dollar’s mix of name brands and quality, private brand merchandise, appeals to shoppers in more than 7,000 stores in rural and urban settings across 44 states. Helping families save on the items they need with everyday low prices creates a strong bond with customers who refer to their neighborhood store as “my Family Dollar.” Headquartered in Matthews, North Carolina, just outside of Charlotte, Family Dollar is a Fortune 300, publicly held company with common stock traded on the New York Stock Exchange under the symbol FDO. For more information, please visit www.familydollar.com.

About Trian Partners

Founded in November 2005, Trian Fund Management, L.P. (“Trian Partners”) is an investment firm whose Principals are Nelson Peltz, Peter May and Ed Garden. Trian Partners employs an operations-centric “constructivist” investment strategy that is based on its Principals’ 35+ year track record of successfully working with management teams and boards of directors to build businesses in a broad range of industries.

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